NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
                (Amended and Restated Effective January 1, 1997)

                                 (Revised 2001)

                                 Amendment No. 3

         National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997) (Revised 2001)(the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1 and 2 thereto. The Company hereby further amends the Plan to adopt certain "model amendments" prepared by the Internal Revenue Service to establish good faith compliance with certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and to make conforming changes to the Plan in reflection thereof.

1.       Limitations on Maximum Annual Additions.
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                  (a) Effective Date. This section shall be effective for
Limitation Years beginning after December 31, 2001.

                  (b) Maximum Annual Addition. Except to the extent permitted under Section 8 of this Amendment and section 414(v) of the Code, the Annual Addition that may be contributed or allocated to a Member's Accrued Benefit under the Plan for any Limitation Year shall not exceed the lesser of:

                     (i) $40,000, as adjusted for increases in the cost of living under section 415(d) of the Code, or

                     (ii) 100 percent of the Member's compensation, within the meaning of section 415(c)(3) of the Code, for the Limitation Year.

The compensation limit referred to in (ii) shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition.

         2. Increase in Compensation Limit. The annual compensation of each Member taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year. The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the Plan Year that begins with such calendar year.

         3. Modification of Top-Heavy Rules.

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                  (a) Effective Date. This section shall apply for purposes of determining whether the Plan is a top-heavy plan under section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This section amends section 17 of the Plan.

                  (b) Determination of Top-Heavy Status.

                     (i) Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of a Participating Company or Related Entity having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31,
2002), a 5-percent owner of a Participating Company or Related Entity, or a 1-percent owner of a Participating Company or Related Entity having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

                     (ii) Determination of Present Values and Amounts. This section (b)(ii) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances as of the determination date.

                        (A) Distributions During Year Ending on the
Determination Date. The present values of accrued benefits and the amounts of account balances of a Member as of the determination date shall be increased by the distributions made with respect to the Member under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period".

                        (B) Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for a Participating Company or Related Entity during the 1-year period ending on the determination date shall not be taken into account.

                  (c) Minimum Benefits -- Matching Contributions. Participating Company matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in


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another plan, such other plan. Participating Company matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code. Notwithstanding the foregoing, the last sentence of subsection 17(f) of the Plan shall continue to apply.

         4. Direct Rollovers of Plan Distributions.

                  (a) Effective Date. This section shall apply to distributions made after December 31, 2001.

                  (b) Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in subsection 9(i) of the Plan, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

                  (c) Modification of Definition of Eligible Rollover Distribution to Exclude Hardship Distributions. For purposes of the direct rollover provisions in subsection 9(i) of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

                  (d) Acceptance of Rollover Contributions. Subsection 4(i)(i) of the Plan is amended to provide that the Plan will accept rollover contributions and direct rollovers of distributions made after December 31, 2001 (including rollover distributions received by the Member as a surviving spouse or alternate payee under a qualified domestic relations order) from a qualified plan described in section 401(a) or 403(a) of the Code (excluding after-tax employee contributions), an annuity contract described in section 403(b) of the Code (excluding after-tax employee contributions), an eligible plan under section 457(b) of the Code maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of state or from rollover contributions of a portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be included in gross income.

         5. Rollovers Disregarded in Involuntary Cash-outs.

                  (a) Applicability and Effective Date. This section shall apply with respect to Members who separated from service after December 31, 2001.

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                  (b) Rollovers Disregarded in Determining Value of Account
Balance for Involuntary Distributions. For purposes of subsection 9(a)(i) of the Plan, the value of a Member's nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the
Code. If the value of the Member's nonforfeitable account balance as so determined is $5,000 or less, the Plan shall distribute the Member's entire nonforfeitable account balance

         6. Repeal of Multiple Use Test. The multiple use test described in Treasury Regulation section 1.401(m)-2 and subsection 4(g)(vii) of the Plan shall not apply for Plan Years beginning after December 31, 2001.

         7. Elective Deferrals - Contribution Limitation. No Member shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by any Participating Company or Related Entity during any calendar year, in excess of the dollar limitation contained in section 402(g) of the Code in effect for such calendar year, except to the extent permitted under section 8(a) of this amendment and section 414(v) of the Code, if applicable. Subject to the foregoing limitation and the limitation of section 415(c) of the Code, a Member may contribute any percentage of his Compensation, but not in excess of the Member's pay after reduction for applicable taxes and other fringe benefit contributions. The first sentence of subsection 4(a) of the Plan is amended to delete the phrase "...,not to exceed 15%,..."

         8. Catch-Up Contributions.

                  (a) Additional Permitted Elective Contributions. This section shall apply to contributions made after December 31, 2001. All Members who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code as applicable, by reason of the making of such catch-up contributions.

                  (b) Match. Additional permitted elective contributions made under section 8(a) of this amendment shall be considered elective contributions under subsection 4(a) of the Plan for purposes of the matching contributions provisions of subsection 4(d) of the Plan.


         9. Suspension Period following Hardship Distribution. A Member who receives a distribution of elective deferrals after December 31, 2001, on account of a hardship shall be prohibited from making elective deferrals and employee contributions

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under this and all other plans of a Participating Company
or a Related Entity for 6 months after receipt of the distribution. This provision amends subsection 10(d)(ii) of the Plan.


         10. Distribution Upon Severance from Employment.

                  (a) Effective Date. This section shall apply for distributions made after December 31, 2001 regardless of the date the severance from employment occurred.

                  (b) New Distributable Event. A Member's elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the Member's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

         Executed this 18th day of December, 2002.
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Attest:                                 NATIONAL PENN BANCSHARES, INC.


By: /s/ Sandra L. Spayd                 By: /s/ Wayne R. Weidner
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     (Corporate Seal)


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